EXHIBIT 99.1

Icahn Enterprises L.P.

Investor Contacts:
SungHwan Cho, Chief Financial Officer
Peter Reck, Chief Accounting Officer
(212) 702-4300

For Release: November 7, 2012

Icahn Enterprises L.P. Reports Third Quarter Financial Results

New York, NY - Icahn Enterprises L.P. (NASDAQ:IEP) is reporting revenues of $4.5 billion for the third quarter of 2012 and net income attributable to Icahn Enterprises of $85 million, or $0.76 per diluted LP unit. For the nine months ended September 30, 2012, revenues were $11.4 billion and net income attributable to Icahn Enterprises was $378 million, or $3.60 per diluted LP unit. As of September 30, 2012, the company also had investments in its investment funds with a total fair market value of approximately $2.3 billion.

Conference Call Information

Icahn Enterprises L.P. will discuss its third quarter results on a conference call and Webcast on Thursday, November 8, 2012 at 10:00 EST. The Webcast can be viewed live on Icahn Enterprises L.P.'s website at www.icahnenterprises.com. It will be archived and made available at www.icahnenterprises.com under the Investor Relations section. The toll-free dial-in number for the conference call in the United States is (866) 393-0676. The international number is (253) 237-1149.

***

Icahn Enterprises L.P. (NASDAQ:IEP), a master limited partnership, is a diversified holding company engaged in nine primary business segments: Investment, Automotive, Energy, Railcar, Food Packaging, Metals, Real Estate, Gaming and Home Fashion.

Caution Concerning Forward-Looking Statements

Results for any interim period are not necessarily indicative of results for any full fiscal period. This release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "will" or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Icahn Enterprises L.P. and its subsidiaries. Among these risks and uncertainties are risks related to economic downturns, substantial competition and rising operating costs; risks related to our investment activities, including the nature of the investments made by the private funds in which we invest, losses in the private funds and loss of key employees; risks related to our automotive activities, including exposure to adverse conditions in the automotive industry, and risks related to operations in foreign countries; risks related to our energy business, including the volatility and availability of crude oil, other feed stocks and refined products, unfavorable refining margin (crack spread), interrupted access to pipelines, significant fluctuations in nitrogen fertilizer demand in the agricultural industry and seasonality of results; risk related to our gaming operations, including reductions in discretionary spending due to a downturn in the local, regional or national economy, intense competition in the gaming industry from present and emerging internet online markets and extensive regulation; risks related to our railcar activities, including reliance upon a small number of customers that represent a large percentage of revenues and backlog, the health of and prospects for the overall railcar industry and the cyclical nature of the railcar manufacturing business; risks related to our food packaging activities, including competition from better capitalized competitors, inability of its suppliers to timely deliver raw materials, and the failure to effectively respond to industry changes in casings technology; risks related to our scrap metals activities, including potential environmental exposure; risks related to our real estate activities, including the extent of any tenant bankruptcies and insolvencies; risks related to our home fashion operations, including changes in the availability and price of raw materials, and changes in transportation costs and delivery times; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission. Past performance in our Investment segment is not necessarily indicative of future performance. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

APPENDIX I
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per unit data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(Unaudited)
Revenues	$4,503	$2,443	$11,392	$8,663
Expenses	4,293	2,482	10,749	7,480
Income (loss) before income tax (expense) benefit	210	(39)	643	1,183
Income tax (expense) benefit	(110)	(13)	8	(55)
Net income (loss)	100	(52)	651	1,128
Less: net (income) loss attributable to non-controlling interests	(15)	13	(273)	(638)
Net income (loss) attributable to Icahn Enterprises	$85	$(39)	$378	$490

Basic income per LP unit	$0.76	$(0.44)	$3.61	$5.52
Basic weighted average LP units outstanding	102	87	100	87

Diluted income per LP unit	$0.76	$(0.44)	$3.60	$5.40
Diluted weighted average LP units outstanding	102	87	105	92

APPENDIX II
CONSOLIDATED BALANCE SHEETS
(In millions, except unit amounts)

	September 30, 2012	December 31, 2011
ASSETS	(Unaudited)
Cash and cash equivalents	$3,140	$2,278
Cash held at consolidated affiliated partnerships and restricted cash	1,886	4,979
Investments	4,912	8,938
Accounts receivable, net	1,970	1,424
Due from brokers	278	30
Inventories, net	1,933	1,344
Property, plant and equipment, net	6,325	3,505
Goodwill	2,042	1,127
Intangible assets, net	1,156	899
Other assets	690	612
Total Assets	$24,332	$25,136
LIABILITIES AND EQUITY
Accounts payable	$1,351	$970
Accrued expenses and other liabilities	1,718	1,317
Deferred tax liability	1,315	556
Securities sold, not yet purchased, at fair value	314	4,476
Due to brokers	132	2,171
Post-employment benefit liability	1,282	1,340
Debt	8,422	6,473
Total liabilities	14,534	17,303

Equity:
Limited partners	5,016	4,038
General partner	(241)	(271)
Treasury units at cost: 1,137,200 depositary units at December 31, 2011	—	(12)
Equity attributable to Icahn Enterprises	4,775	3,755
Equity attributable to non-controlling interests	5,023	4,078
Total Equity	9,798	7,833
Total Liabilities and Equity	$24,332	$25,136